Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104 3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Richard Ehrich, Interim Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Adopts Tax Benefit Preservation Plan

Saint Paul, Minn., August 23, 2016 — Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today that its Board of Directors has unanimously approved an amendment to the Company’s shareholder rights plan (as amended, the “Rights Plan”).

The Rights Plan is designed to preserve the value of its significant net operating loss carryforwards (“NOLs”) in relation to the potential limitations under Section 382 of the Internal Revenue Code. Image Sensing Systems had federal NOLs totaling approximately $12.4 million as of June 30, 2016. Pursuant to U.S. federal income tax rules, Image Sensing Systems’ use of those tax assets could be substantially limited if it experiences an “ownership change” (as defined in Section 382 of the Internal Revenue Code). In general, an ownership change occurs if there is a cumulative change in Image Sensing Systems’ ownership by “5 percent shareholders” that increases by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis. The Company noted that the Rights Plan is designed to serve the interests of all shareholders by helping to protect the Company’s ability to use its net operating losses to offset future tax liabilities and is similar to plans adopted by many other public companies with significant tax attributes. The Company’s Board of Directors deemed it appropriate and prudent to amend the Rights Plan at this time. The Rights Plan will expire if not approved by the Company’s shareholders at the regular meeting of shareholders to be held in 2017. If the Rights Plan is approved by the shareholders, it will expire on June 6, 2018 unless renewed by the Board of Directors of the Company.

The Board of Directors had previously declared a dividend distribution of one right for each outstanding share of the Company’s common stock to shareholders of record on June 17, 2013 under a Rights Agreement dated June 6, 2013. These rights are not exercisable and trade with the shares of the Company’s common stock. Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 4.99 percent or more of the Company’s common stock (including in the form of synthetic ownership through derivative positions) in a transaction not approved by the Board of Directors of the Company. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right. In addition, if the Company is acquired in a merger or other business combination after an unapproved party acquires 4.99 percent or more of the Company’s common stock, each holder of the right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock having a value of twice the exercise price of the right. The amendment to the Rights Plan adopted by the Company’s Board amends the threshold at which the rights are triggered from 20% to 4.99%.

The Rights Plan exempts any person or group owning 4.99 percent or more of the Company’s common stock as of the announcement of the Rights Plan up to the amount of their ownership of the Company’s common stock as of the announcement of the Rights Plan plus an additional 1.00 percent. However, the rights also will be exercisable if a person or group that already owns 5 percent or more of the Company’s common stock acquires any additional shares beyond an additional 1.00 percent (including through derivatives, but other than pursuant to a dividend or distribution paid or made by the Company or pursuant to a stock split or reclassification).

The Company’s Board of Directors may redeem the rights for a nominal amount at any time before a person becomes the beneficial owner of 4.99 percent of the Company’s common stock.

Details about the Rights Plan are contained in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

Winthrop & Weinstine, P.A. and Vinson & Elkins LLP are serving as legal counsel to the Company.

About Image Sensing

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information - including real-time reaction capabilities and in-depth analytics - to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; the effects of legal matters in which the Company may become involved; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 10, 2016.